Exhibit 99.2

Sarepta Therapeutics Announces Pricing of $127 Million Public Offering of Common Stock

CAMBRIDGE, MA, — October 6, 2015 — Sarepta Therapeutics, Inc. (Nasdaq: SRPT), a developer of innovative RNA-targeted therapeutics, today announced that it has priced an underwritten public offering of an aggregate of 3,250,000 shares of its common stock at a price to the public of $39.00 per share. In addition, Sarepta has granted the underwriters a 30-day option to purchase up to an additional 487,500 shares of common stock on the same terms and conditions as the initial shares sold to the underwriters. Sarepta anticipates the gross proceeds from the offering, before deducting the underwriter discounts and commissions and other offering expenses, to be approximately $127 million, excluding any exercise of the underwriters’ option to purchase additional shares. The offering is expected to close on or about October 9, 2015, subject to customary closing conditions.

Credit Suisse and Morgan Stanley are acting as joint book-running managers for the offering. In addition, Needham & Company, Oppenheimer & Co. Inc., Robert W. Baird & Co., Roth Capital Partners and William Blair are acting as co-managers for the offering.

Sarepta intends to use the net proceeds from the offering principally for product and commercial development, manufacturing, any business development activities and for general corporate purposes.

The shares are being offered by Sarepta pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission (“SEC”). A preliminary prospectus supplement relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering, when available, may be obtained from the offices of Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY, 10010, or by emailing newyork.prospectus@credit-suisse.com; or Morgan Stanley & Co. LLC at 180 Varick Street, Second Floor, New York, New York 10014, Attention: Prospectus Department or by emailing prospectus@morganstanley.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Sarepta, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Sarepta Therapeutics

Sarepta Therapeutics is a biopharmaceutical company focused on the discovery and development of unique RNA-targeted therapeutics for the treatment of rare, infectious and other diseases. The Company is primarily focused on rapidly advancing the development of its potentially disease-modifying DMD drug candidates, including its lead DMD product candidate, eteplirsen, designed to skip exon 51. Sarepta is also developing therapeutics for the treatment of infectious diseases, such as drug-resistant bacteria and other rare human diseases.

Forward-Looking Statements and Information

This press release contains statements that are forward-looking, including the statements about the completion timing and size of the proposed public offering of Sarepta’s common stock, the expected net proceeds from the offering and Sarepta’s expected use of the net proceeds from this offering, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties many of which are beyond Sarepta’s control including risk and uncertainties related to market conditions and satisfaction of customary closing conditions related to the proposed public offering. There can be no assurance that Sarepta will be able to complete the public offering on the anticipated terms or at all. Applicable risks also include those that are included in the “Risk Factors” section of Sarepta’s Annual Report on Form 10-K for the year ended December 31, 2014 and any subsequent SEC filings including the final prospectus supplement related to the proposed offering to be filed with the SEC. Any forward-looking statement in this press release represents Sarepta’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Sarepta does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof except as required by applicable law.

Source: Sarepta Therapeutics, Inc.

Media and Investors:

Sarepta Therapeutics, Inc.

Ian Estepan, 617-274-4052

iestepan@sarepta.com

or

W2O Group

Ryan Flinn, 415-946-1059

Mobile: 510-207-7616

rflinn@w2ogroup.com